Exhibit 4.8

SECOND AMENDMENT TO
18.0% SENIOR SECURED CONVERTIBLE PROMISSORY NOTE
OF
SANUWAVE HEALTH, INC.

This SECOND AMENDMENT TO 18.0% SENIOR SECURED CONVERTIBLE PROMISSORY NOTE (this “Second Amendment”) is made and entered into as of the date last written on the signature page hereto, by and between the note holder listed on the signature page hereto (the “Holder”) and SANUWAVE Health, Inc., a Nevada corporation (the “Company”).

RECITALS:

WHEREAS, the parties hereto have previously entered into an 18.0% Senior Secured Convertible Promissory Note of the Company (the “Senior Secured Note”);

WHEREAS, the parties hereto have previously entered into an amendment (the “First Amendment”) to the Senior Secured Note, dated April 2013;

WHEREAS, the Maturity Date (as defined in the Senior Secured Note) of the Senior Secured Note is ____, 2013; and

WHEREAS, the parties hereto wish to amend the terms of the Senior Secured Note, as described herein, to extend the Maturity Date to July 31, 2013.

NOW, THEREFORE, the parties do hereby agree that the Senior Secured Note be amended as follows:

1.           Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Senior Secured Note.

2.           Acknowledgment and Acceptance of Change in Maturity Date and Definition. By entry into this Second Amendment, the Holder is hereby acknowledging and accepting the change to the Maturity Date (and the definition of Maturity Date) in the Senior Secured Note to July 31, 2013.

3.           Amendment to Maturity Date in Preamble and Definition of Maturity Date in Section 1 of the Senior Secured Note.

3.1           The Senior Secured Note is hereby amended by deleting the date “_____, 2013”, where it appears in the Preamble of the Senior Secured Note, and replacing such date with “July 31, 2013”.

3.2           The Senior Secured Note is further amended by deleting the definition of “Maturity Date” contained in Section 1 of the Senior Secured Note, and replacing it, in its entirety, with the following:

“Maturity Date” means July 31, 2013.

4.           Remaining Terms Unaffected.  Except for the amendments to the Senior Secured Note set forth herein, all other provisions of the Senior Secured Note shall remain in full force and effect and are incorporated herein as if fully set forth herein.

5.           Entire Agreement. The Senior Secured Note, the First Amendment and this Second Amendment constitute the entire agreement of the parties hereto with respect to the subject matter contained herein and may not be amended or modified except in a writing signed by all parties hereto. All prior understandings and agreements between the parties hereto with respect to the subject matter contained herein are merged in the Senior Secured Note, the First Amendment and this Second Amendment, which together fully and completely express the parties’ understanding.

6.           Parties in Interest. This Second Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

7.           Counterparts. This Second Amendment may be executed in multiple counterparts, all of which taken together shall constitute one and the same instrument.

8.           Governing Law. The interpretation and construction of this Second Amendment, and all matters relating thereto, shall be governed by the internal laws of the State of Georgia, without giving effect to the principles of conflicts of laws.

 [Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date last written below.

SANUWAVE HEALTH, INC.

Name:

Title:

HOLDER

Name:

Date:

Second Amendment to 18.0% Senior Secured Convertible Promissory Note